Exhibit 2.2

                                PLAN OF MERGER


                                      OF

                     PHARMASYSTEMS COST CONTAINMENT CORP.
                           (a Florida corporation)

                                     INTO

                               EURO- TEL, INC.
                           (a Colorado corporation)


      This Plan of Merger (the "Plan") made and entered into by and between EURO-TEL, INC., a Colorado corporation, and PHARMASYSTEM COST CONTAINMENT CORP., a Florida corporation, hereinafter referred to collectively as the Constituent Corporations," parties hereto,


                             W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of said corporations deem it advisable that the corporations merge into one corporation as the surviving corporation, as hereinafter agreed and specified; and

      WHEREAS, prior to said merger, Euro-Tel, Inc. has an authorized capitalization of 100,000,000 common shares, no par value per share, of which 500,000 shares are issued and outstanding, and 25,000,000 preferred shares, $0.1 par value per share, of which no shares are issued and outstanding; and

      WHEREAS, prior to said merger, PharmaSystems Cost Containment Corp. has an authorized capitalization of 5.000,000 common share, par value $.001 per share, of which 3,372,584 shares are issued and outstanding;

      NOW,  THEREFORE,   in  consideration  of  the  premises,  and  the  mutual
covenants, agreements, provisions and grants herein contained, the Constituent Corporations hereby agree and prescribe the terms and conditions of this Plan of Merger and the mode of carrying the same into effect, as follows:

      1. MERGER AND SURVIVING CORPORATION. PharmaSystems Cost Containment Corp., the nonsurviving corporation (hereinafter referred to as the "Nonsurviving Corporation"), is hereby merged into Euro-Tel, Inc. as the surviving corporation (hereinafter referred to as the "Surviving Corporation")

      2.     CONVERSION  OF SHARES.  The manner  and basis of  converting  the
shares  of  the   Nonsurviving   Corporation  into  shares  of  the  Surviving
Corporation are:


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       (a)  None  of the  shares  of any  class-  of the  capital  stock  of the
Surviving Corporation issued and outstanding as of the effective date of this merger shall be converted as a result of the merger. and all such shares shall remain unchanged.

       (b) 3,372,584 shares of the common stock of the Nonsurviving Corporation shall be and become 18,000,000 shares of the common stock of the Surviving Corporation upon surrender for conversion and exchange, and shall represent only shares in the Surviving Corporation for all corporate and legal purposes, subject, however, to the rights of dissenting shareholders; and, such shares shall be called in for cancellation and exchange for shares in the Surviving Corporation upon this merger taking effect upon the foregoing basis.

       (c) No fractional shares shall be issued by reason of the conversion and exchange of shares.

      3. APPROVAL OF SHAREHOLDERS AND DIRECTORS. This Plan of Merger has been submitted for approval to the Board of Directors and Shareholders of each of the Constituent Corporations, in accordance with the provisions of the Colorado Business Corporation Act and the Section 607.1102 and Section 607.1103 of the Florida Business Corporation Act, and their respective Articles of Incorporation and Bylaws as appropriate Should such approvals of the Directors and Shareholders of each Constituent Corporation not be secured or effected, and this Plan not approved and adopted as contemplated, then it shall, without any further action by the parties, other than certification to the other party of the results of the vote by the secretary of the corporation the shareholders of which shall not have approved or adopted the Plan, be canceled and annulled, and the Constituent Corporations each discharged without liability to the other.

      4. EFFECT OF MERGER ON NONSURVIVING CORPORATION. Upon this merger taking effect, the Constituent Corporations shall be and become a single corporation and be the Surviving Corporation herein designated, the separate existence of the Nonsurviving Corporation herein shall cease, and the Surviving Corporation shall- have the rights, privileges, immunities, and powers, and be subject to all the dudes and liabilities of a corporation organized under the laws of the State of Colorado.

      5. EFFECT OF MERGER ON SURVIVING CORPORATION. Upon this merger taking effect, the Surviving Corporation shall thereupon and thereafter possess all the rights. privileges, immunities, and franchises, of a public as well as a private nature, of each of the merging corporations, and all property, real, personal, and mixed and all debts due on whatever account, and all other choses in action, and every other interest of or belonging to or due to each of the corporations so merged shall be deemed to be transferred to and vested in such single corporation without further act or deed; and the title to any real estate, or any interest therein vested in any of such corporations shall not revert or be in any way impaired by reason of the merger. Such transfer to and vesting in the Surviving Corporation shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger by law or by express provision of any contract, agreement, decree, order, or other instrument to which either corporation is a party or by which it is bound.


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      6.  LIABILITIES  AND  OBLIGATIONS.  Upon this merger  taking  effect,  the
Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the corporations so merged; and any claim existing or action or proceeding, whether civil or criminal, pending by or against any of such corporations may be prosecuted as if the merger had not taken place, or such Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any such corporation shall be impaired by such merger.

      7. TRANSFER OF PROPERTY. The Nonsurviving Corporation agrees that from time to time and as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments assignments, assurances in the law, or take such action, as the Surviving Corporation may deem necessary or desirable to vest in and confirm to the Surviving Corporation title to and possession of any property of the Nonsurviving Corporation acquired or to be acquired by reason of the merger herein provided for, and its proper officers and directors shall and will execute and do all such acts and things and execute such papers and document as are necessary or proper to carry out the purposes of this merger.

      8. ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation as in effect on the date this merger takes effect shall continue in full force and effect except that the Articles of Incorporation of the Surviving Corporation shall be amended to change its name to "PharmaSystems Holding Corp."

      9. BYLAWS. The Bylaws of the Surviving Corporation as existing on the date this merger takes effect shall be and remain the Bylaws of the Surviving Corporation until the same are altered, amended or repealed according to the provisions therefor made or as provided by law.

      10. OFFICERS. Upon this merger taking effect the officers of the Surviving Corporation shall submit their resignations and the following persons shall be appointed to hold the offices opposite their respective names for the remainder of the respective terms of office and until their successors shall have been elected and qualified:

      Dr. Jose L. Rodriguez         Chairman of Board, Chief Executive
                                    Officer, President

      Aurelio E. Alonso             Exec. Vice President, Chief Financial
                                    Officer, Treasurer

      Dr. Antonio M. Rodriguez      Secretary

      11. Directors. Upon this merger taking effect, the directors of the Surviving Corporation shall resign, and those persons named below shall be appointed to serve for the remainder of the present terms of office of the Surviving Corporation and until their successors shall have been elected and qualified:

      Dr. Jose L. Rodriguez
      Aurelio E. Alonso
      Dr. Antonio M. Rodriguez


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      12.  EARNED  SURPLUS.  Upon  this  merger  taking  effect,  to the  extent allocation to stated capital is not required by reason of this merger by either or both the Constituent Corporations, the Board of Directors of the Surviving Corporation may allocate to earned surplus of the Surviving Corporation, the earned surplus of the Nonsurviving Corporation, and the earned surplus of both corporations so combined shall be thereafter available for the payment of dividends by the Surviving Corporation, or for any other proper use or allocation.

      13. WARRANTIES. The Constituent Corporations hereby agree, and warrant each with the other, that they will cooperate with the other in carrying out the terms and provisions of this Plan; that they and each of them will not issue or sell any shares of capital stock, except shares issued pursuant to rights or warrants outstanding, issue rights to subscribe or options to purchase any shares of their capital stock, amend the Articles of Incorporation or Bylaws of their corporation except as may be required to comply with the terms and provisions of this Plan, issue or contract any funded debt, declare and pay any dividend or make any other distribution of surplus, undertake or incur any obligations or liabilities except in the ordinary course of business and those fees and expenses in connection with the negotiation and consummation of this merger, mortgage, pledge or encumber any real or personal property, or interest therein held by them, sell assign or dispose of any trademark, trade name patent or other intangible assets, default in performance of any material contract or other obligation, waive any right of substantial value, invest in or purchase any security, equity or property not in the usual course of business; and each of them represent that all state, federal and local taxes and assessments, excise taxes, ad valorem taxes and sales taxes, withholding and other employee related obligations are currently paid and not in default.

      14. ABANDONMENT OF MERGER. Notwithstanding anything to the contrary or implied herein, this Plan may be abandoned without further liability and obligation prior to the filing of the Articles of Merger, even if subsequent to approval being given thereto by the shareholders of both Constituent Corporations, by the Board of Directors of either Constituent Corporation by resolution duly adopted and notice thereof received by the other Constituent Corporation, in the event or upon the contingency that: a material adverse change occurs in the business, properties, operations or financial condition of the other Constituent Corporation; any drastic or substantial change occurs in the economic or political condition generally of the State of Colorado or the United States which would affect the advisability of completing the merger herein contemplated; upon the discovery that any financial statements, or other information furnished by the other Constituent Corporation is highly inaccurate, misleading in material respect, or omits important relevant data or information; either of the Constituent Corporations becomes involved in any litigation not previously disclosed to the other, either pending or threatened, which would materially affect the financial condition or reputation of the Constituent Corporation so involved; any action or suit to enjoin or restrain or restrict the merger herein contemplated has been filed in any court or agency having jurisdiction in this matter.

      15. EXPENSES. In the event the merger herein contemplated is not completed, each Constituent Corporation shall bear their own expenses incurred in the negotiation and processing of this Plan. If the merger herein contemplated is completed and takes effect, the Surviving Corporation shall pay

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all expenses arising by reason of such merger or that remain owing and unpaid by either Constituent Corporation.

      16.    COUNTERPART   AGREEMENTS.   This   Plan   may  be   executed   in
counterparts, each of which shall be deemed an original document, but together shall be deemed to constitute only one agreement.

      17. NOTICES. Notice or other transmittals to the Constituent Corporations shall be properly made or served upon delivery if delivered by hand, by recognized overnight delivery service, or by certified or registered mail at or to the addresses set forth below:


If to Euro-Tel, Inc.:

      Andrew I. Telsey, President
      2851 South Parker Road, Suite 720
      Aurora, CO  80014

If to PharmaSystems Cost Containment Corp.:

      Dr. Jose L. Rodriguez, President
      7350 NW 7th Street, #104
      Miami, FL 33126

Executed this 18th day of June, 1997.


                                 EURO-TEL, INC.


                                 By: /s/ Andrew I. Telsey, President
                                     -------------------------------
                                    Andrew I. Telsey, President


                                 PHARMASYSTEMS COST CONTAIMENT,  INC.


                                 By: /s/ Jose L. Rodriguez
                                     --------------------------------
                                    Jose L. Rodriguez, President